                   [Letterhead of Credit Suisse First Boston]

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                            of the Series Designated
              Donaldson, Lufkin & Jenrette, Inc.--DLJ Common Stock

                                       of

                       Donaldson, Lufkin & Jenrette, Inc.

                                       at

                              $90.00 Net Per Share

                                       by

                           Diamond Acquisition Corp.
                     an indirect wholly owned subsidiary of

                              Credit Suisse Group

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
           ON THURSDAY, OCTOBER 5, 2000 UNLESS THE OFFER IS EXTENDED.
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                                                               September 8, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Diamond Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock of the series designated Donaldson, Lufkin &
Jenrette, Inc.--DLJ Common Stock, par value $.10 per share (the "Shares"), of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), at a price of $90.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated
September 8, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 30, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer, the purchase of Shares held by certain stockholders pursuant to a Stock Purchase Agreement, dated August 30, 2000, among Parent, AXA, AXA Financial, Inc., The Equitable Life Assurance Society of the United States and AXA Participations Belgium and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect subsidiary of Parent. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD IMPOSED UNDER U.S. FEDERAL ANTITRUST LAW AND THE RECEIPT OF THE REQUISITE APPROVAL OF THE COMMISSION OF THE EUROPEAN UNION UNDER THE EC MERGER REGULATION.

    Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated September 8, 2000;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;
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    3. Notice of Guaranteed Delivery to be used to accept the Offer if the
Shares and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to holders of the Shares from Joe L. Roby, President and Chief Executive Officer of the Company and John S. Chalsty, Chairman of the Board of the Company, together with a Solicitation/ Recommendation Statement on
Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

    If holders of Shares wish to tender, but cannot deliver such holder's certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or D. F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Dealer Manager or Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,
                                          CREDIT SUISSE FIRST BOSTON CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.